UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

January 26, 2006

Date of Report (Date of earliest event reported)

CAPTARIS, INC.

(Exact Name of Registrant as Specified in Charter)

Washington	0-25186	91-1190085
(State or Other Jurisdiction of Incorporation)	(Commission File No.)	(IRS Employer Identification No.)

10885 N.E. 4th Street, Suite 400, Bellevue, WA 98004

(Address of principal executive offices) (Zip Code)

(425) 455-6000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

1. Captaris, Inc. 2006 Incentive Plan

On January 26, 2006, the Compensation Committee of the Board of Directors of Captaris, Inc. (the “Company”) approved the 2006 Incentive Plan (the “Plan”). The Plan, like the predecessor 2005 Incentive Plan, is an annual cash bonus plan covering the Company’s executive officers and a number of other selected employees. The Plan provides cash bonuses, payable in 2007, based on the achievement of quarterly and annual goals relating to the Company’s 2006 performance.

The Plan has two components. The first component links bonus payouts to the achievement of performance goals related to revenue (50%) and operating income (50%). Depending on the level of achievement for each goal, participants in the aggregate may receive between 0% and 200% of the target amount for revenue and 0% and 250% of the target amount for operating income. Sixty percent (60%) of the funds available under this component will be based on achievement of annual goals and forty percent (40%) will be based on achievement of quarterly goals. An aggregate of approximately $840,000 may be paid out under the first component of the Plan at target, with a maximum payout of approximately $1.9 million.

The second component of the Plan links payout to achievement of performance goals related to strategic initiatives. Depending on the level of achievement for these goals, participants in the aggregate may receive between 0% and 200% of the target amount. An aggregate of approximately $360,000 may be paid out under this second component at target, with a maximum payout of approximately $720,000.

Individual target awards for executive officers are established by the Compensation Committee and individual target awards for other employees are established by management. Only eligible participants employed through December 31, 2006 may receive bonuses under the Plan, unless the Compensation Committee determines otherwise.

The Compensation Committee has discretion to modify or terminate the Plan or eliminate, increase or reduce amounts payable under the Plan.

2. Compensation to Chairs of the Governance Committee and Compensation Committee

On January 27, 2006, the Board of Directors of the Company approved an increase in the cash retainers payable to the chairs of the Governance Committee and the Compensation Committee of the Board of Directors. Under this increase, effective April 1, 2006, the quarterly retainers payable to each of the two chairs named above will increase from $1,500 to $2,500 per quarter.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CAPTARIS, INC.

Dated: 1st February, 2006	By:	/s/ Pete Papano
Pete Papano Chief Financial Officer